UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2019

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No)

982 Keynote Circle
Brooklyn Heights, OH 44131
(Address of Principal Executive Offices) (Zip Code)
216 676-2000
(Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    Resignation of Ron A. Bloom
On April 29, 2019, Mr. Ron A. Bloom, a Designated Director (as defined below), tendered his notice of resignation from the Board of Directors (the “Board”) of GrafTech International Ltd. (the “Company”), effective April 29, 2019. Mr. Bloom was a Class II director whose term would have otherwise expired at the 2020 annual meeting of stockholders of the Company (the “2020 Annual Meeting”). On April 29, 2019, the Board accepted his resignation. Mr. Bloom resigned to focus on other projects in his capacity as a Managing Partner and Vice Chair in Brookfield’s Private Equity Group. Mr. Bloom’s resignation did not involve any disagreement with the Company.
(d)    Election of David Gregory
As previously disclosed, in connection with the closing of its initial public offering (“IPO”) on April 23, 2018, the Company entered into a Stockholder Rights Agreement, dated as of April 23, 2018 (the “Stockholder Rights Agreement”) with BCP IV GrafTech Holdings LP, an affiliate of Brookfield Asset Management Inc. (together with its affiliates, “Brookfield”). Under the terms of the Stockholder Rights Agreement, Brookfield currently is entitled to designate three members of the Board (the “Designated Directors”). Upon resignation of a Designated Director, Brookfield is entitled to designate a replacement Designated Director, and the Company is obligated to cause such newly designated person to fill the resulting vacancy.
Following Mr. Bloom’s resignation, Brookfield designated Mr. David Gregory to fill the vacancy. On April 29, 2019, the Board elected Mr.  Gregory as director of the Company, effective as of April 29, 2019. Mr. Gregory was elected as a Class II director whose term expires at the 2020 Annual Meeting. It is anticipated that Mr. Gregory will be appointed to one or more committees of the Board at a later date. A copy of the press release issued by the Company announcing the election of Mr. Gregory is attached as Exhibit 99.1 and is incorporated herein by reference.
Mr. Gregory is a Senior Vice President in the Private Equity Group of Brookfield Asset Management Inc., where he is responsible for transaction origination and due diligence. Brookfield is an experienced operator of industrial, natural resource and other tangible asset businesses. Prior to joining Brookfield in 2010, Mr. Gregory was an analyst at Genuity Capital Markets. Mr. Gregory holds an Honors Business Administration degree from the University of Western Ontario.
The Board has previously determined not to compensate the Designated Directors for their service on the Board, however, the Designated Directors are entitled to reimbursement for reasonable out-of-pocket business travel and accommodation expenses. Except for his employment with Brookfield and their selection of Mr. Gregory as a Designated Director, there are no arrangements or understandings between Mr. Gregory and any other person pursuant to which he was selected as a director.
The Company intends to enter into an Indemnification Agreement with Mr. Gregory. The form of Indemnification Agreement was previously filed with the SEC on March 26, 2018 as Exhibit 10.15 to the Company’s Registration Statement on Form S‑1/A (Registration No. 333‑223791) and is incorporated herein by reference.
The Company has engaged in certain related party transactions with Brookfield and its affiliates since January 1, 2018. These transactions include payment of dividends to Brookfield, entrance into and repayment of the Brookfield Promissory Note and entrance into the Tax Receivable Agreement, Stockholders Rights Agreement, Registration Rights Agreement and Share Repurchase Agreement, each with Brookfield. On August 13, 2018, in conjunction with a follow-on offering, we purchased 11,688,311 shares directly from Brookfield at a price of $19.25 per share for a total of $225 million. Additionally, during 2016, Brookfield purchased on the open market in aggregate approximately $53 million of the our 6.375% Senior Notes due 2020 (the “Senior Notes”). We redeemed our Senior Notes on February 12, 2018.
We have also reimbursed certain costs incurred by Brookfield as required under the Investment Agreement dated May 4, 2015 between Brookfield and GrafTech, including in connection with transactions with our current or former subsidiaries, compensatory transactions with directors and officers including employee benefits (including reimbursement to Brookfield for compensation costs incurred by it for certain personnel who devote substantially all of their working time to us), stock option and restricted stock grants, compensation deferral, stock purchases, and customary indemnification and expense advancement arrangements.

Registration Rights Agreement
We and Brookfield entered into a registration rights agreement (the “Registration Rights Agreement”) in connection with our IPO. The Registration Rights Agreement provides Brookfield with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock or any of our debt securities held by it, subject to certain conditions and limitations. Brookfield is entitled to a limited number of demand registrations. In addition, in the event that we register additional shares of common stock or debt securities for sale to the public, we will be required to give notice of such registration to Brookfield of our intention to effect such a registration, and, subject to certain limitations, include any shares of common stock or debt securities requested to be included in such registration held by it. We will be required to bear the registration expenses, other than underwriting discounts and commissions, associated with any registration of shares of common stock or debt securities pursuant to the Registration Rights Agreement. The agreement includes customary indemnification provisions in favor of Brookfield, its affiliates, directors and officers against certain losses and liabilities (including reasonable legal expenses) resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Brookfield sells shares of our common stock or our debt securities, unless such liability arose from Brookfield’s misstatement or omission and Brookfield has agreed to indemnify us against losses caused by its misstatements or omissions, subject to certain limitations.
Stockholder Rights Agreement
We and Brookfield entered into the Stockholder Rights Agreement in connection with our IPO. Under the Stockholder Rights Agreement, for so long as Brookfield owns or controls at least 25% of our outstanding common stock, Brookfield will have the right to nominate the higher of 37.5% of the members of the Board and three members of the Board. Brookfield will also have the right to select the chairman of the Board. In the event Brookfield owns or controls less than 25% of the Company, the Designated Directors will promptly tender their resignations. The Board (excluding the Designated Directors) will have the option, but not the obligation, to accept the Designated Directors’ resignations. If the Board (excluding the Designated Directors) votes to accept these resignations, the Designated Directors will cease to be members of the Board. If the Board (excluding the Designated Directors) votes not to accept these resignations, the directors will continue to serve as members of the Board until the next annual meeting of our stockholders, regardless of the time remaining in their respective terms of office.
Tax Receivable Agreement
We and Brookfield entered into a tax receivable agreement (the “TRA”) in connection with our IPO. The TRA provides the right to receive future payments from us to certain of our pre IPO stockholders (the “Existing Stockholders”) of 85% of the amount of cash savings, if any, in U.S. federal income tax and Swiss tax that we and our subsidiaries realize as a result of the utilization of certain tax assets attributable to periods prior to our IPO, including certain federal net operating losses (“NOLs”), previously taxed income under Section 959 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), foreign tax credits, and certain NOLs in GrafTech Switzerland S.A. (collectively, the “Pre IPO Tax Assets”). In addition, we will pay interest on the payments we will make to the Existing Stockholders with respect to the amount of this cash savings from the due date (without extensions) of our tax return where we realize this savings to the payment date at a rate equal to LIBOR plus 1.00% per annum.
For purposes of the TRA, cash savings in income tax are computed by reference to the reduction in the liability for income taxes resulting from the utilization of the tax benefits subject to the TRA. The term of the TRA commenced on April 23, 2018 and will continue until there is no potential for any future tax benefit payments.
Our counterparties under the TRA will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the TRA that are greater than our actual cash tax savings.
While the actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our subsidiaries’ use of Pre-IPO Tax Assets, we expect that, based on current tax laws (taking into account changes under the Tax Act), payments under the TRA relating to the Pre-IPO Tax Assets will be approximately $86.5 million with a maximum amount of approximately $100 million. This figure does not account for our Pre-IPO Tax Assets attributable to previously taxed income under Section 959 of the Code, the value of which is highly speculative, and certain NOLs in GrafTech Switzerland S.A., which we expected to have nominal value at the time of the IPO. No payments have come due under the TRA to date.
Any future changes in the utility of the Pre-IPO Tax Assets will impact the amount of the liability that will be paid to our Existing Stockholders. Changes in the utility of these Pre-IPO Tax Assets will be recorded in income tax expense (benefit) and any changes in the obligation under the TRA will be recorded in other income (expense). We plan to use cash flow from operations and availability under our credit facilities to fund this obligation.
If we undergo a Change of Control, the TRA will terminate and we will be required to make a payment equal to the present value of future payments under the TRA, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a Change of Control, we will be required to make a payment equal to the present value of future payments under the TRA attributable to the Pre-IPO Tax Assets of such subsidiary that is sold or disposed of, applying the assumptions described above.
The TRA provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the TRA will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the TRA.
Certain transactions by the Company could cause it to recognize taxable income (possibly material amounts of income) without a current receipt of cash. Payments under the TRA with respect to such taxable income would cause a net reduction in our available cash. For example, transactions giving rise to cancellation of debt income, the accrual of income from original issue discount or deferred payments, a “triggering event” requiring the recapture of dual consolidated losses, or “Subpart F” income would each produce income with no corresponding increase in cash. In these cases, we may use some of the Pre-IPO Tax Assets to offset income from these transactions and, under the TRA, would be required to make a payment to our Existing Stockholders even though we receive no cash from such income.
Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the TRA for specified reasons, such payments will be deferred and will accrue interest at a rate of LIBOR plus 1.00% per annum until paid.
In the event that any determinations must be made under or any dispute arises involving the TRA, the Existing Stockholders will be represented by Brookfield Capital Partners IV GP, Ltd. In any such instance, should any representatives of Brookfield Capital Partners IV GP then be serving on our Board, such directors will be excluded from decisions of the Board related to the relevant determination or dispute.
Brookfield Promissory Note
On April 19, 2018, we declared a dividend in the form of a $750 million promissory note to Brookfield (the “Brookfield Promissory Note”). The issuance of the Brookfield Promissory Note as a dividend was conditioned upon (i) the Senior Secured First Lien Net Leverage Ratio (as defined in the Credit Agreement, dated February 12, 2018, among GrafTech, GrafTech Finance Inc., GrafTech Switzerland SA and GrafTech Luxembourg II S.À.R.L., as co-borrowers, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “2018 Credit Agreement”)), as calculated based on our final financial results for the first quarter of 2018, being equal to or less than 1.75 to 1.00, (ii) no Default or Event of Default (each as defined in the 2018 Credit Agreement) having occurred and continuing or that would result from the issuance of the Brookfield Promissory Note and (iii) the issuance occurring within 60 days from the dividend record date. Upon publication of our Form 10-Q on May 7, 2018, these conditions were met and, as a result, the Brookfield Promissory Note was outstanding in the amount of $750 million. On June 15, 2018, the Company entered into a first amendment (the “First Amendment”) to its 2018 Credit Agreement. The First Amendment amended the 2018 Credit Agreement to provide for an additional $750 million in aggregate principal amount of incremental term loans (the “Incremental Term Loans”) to GrafTech Finance Inc. On June 15, 2018, the proceeds of the Incremental Term Loans were used to repay in the Brookfield Promissory Note in full for approximately $755 million, including accrued interest.
August 2018 Share Repurchase
On August 13, 2018, Brookfield completed an underwritten public secondary offering of 23,000,000 shares of our common stock at a price to the public of $20.00 per share. Pursuant to a share repurchase agreement with Brookfield, we concurrently repurchased 11,688,311 shares directly from Brookfield for $225 million in the aggregate. The price per share paid by us was $19.25, equal to the price at which the underwriters purchased the shares from Brookfield in the public offering net of underwriting commissions and discounts. We funded the share repurchase from cash on hand. The terms and conditions of the share repurchase were reviewed and approved by the Audit Committee of our Board, which is comprised solely of independent directors. All repurchased shares were retired.
Other Brookfield Transactions
The Company uses Brookfield Global Relocation Services (“BGRS”), an affiliate of Brookfield, as a third-party provider to assist with the relocation of certain individuals upon hiring and relocation. The majority of the payments to BGRS flow through to the employee in the form of reimbursement, with BGRS retaining a small administrative fee. Since January 1, 2018, we paid approximately $572,000 to BGRS.
The Company also leverages Brookfield’s economy of scale in negotiating business insurance coverage. We reimburse Brookfield for our allocated portion of their insurance premiums. Since January 1, 2018, we paid approximately $120,000 to Brookfield related to insurance coverage.

Item 5.07	Submission of Matters to a Vote of Security Holders.
The Company held its 2019 Annual Meeting of Stockholders on April 29, 2019 (the “Annual Meeting”). On March 21, 2019, the record date for the Annual Meeting, 290,537,612 shares of common stock were outstanding and entitled to vote. Final results for the proposals submitted for a vote of stockholders at the Annual Meeting are set forth below. The proposals below are described in more detail in the Company’s definitive proxy statement on Schedule 14A for the Annual Meeting, filed with the Securities and Exchange Commission on March 26, 2019.
Proposal 1 - Elect two directors for a three-year term or until their successors are elected and qualified. The two nominees were elected. The voting results were as follows:

Nominee	For	Against	Abstentions	Broker Non-Votes
Denis A. Turcotte	244,500,702	32,280,004	69,531	4,033,946
Michel J. Dumas	276,362,681	419,791	67,765	4,033,946
Proposal 2 - Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2019. Proposal 2 was approved. The voting results were as follows:

For	Against	Abstentions
280,701,150	84,099	98,934
Proposal 3 - Approve, on an advisory basis, our executive compensation. Proposal 3 was approved. The voting results were as follows:

For	Against	Abstentions	Broker Non-Votes
274,231,292	2,526,144	92,801	4,033,946
Proposal 4 - Vote, on an advisory basis, on the frequency with which we will hold stockholder advisory votes on executive compensation. The voting results were as follows:

Every One Year	Every Two Years	Every Three Years	Abstentions	Broker Non-Votes
275,996,918	18,376	770,904	64,039	4,033,946
The Board recommended “every one year” for the frequency of future advisory votes to approve named executive officer compensation, which received the greatest number of votes cast by our stockholders. In light of this, the Board has determined that future advisory votes on named executive compensation will be submitted to stockholders every year until the next required stockholder vote on this matter.

Item 9.01.	Financial Statements and Exhibits.
(d)   Exhibits.
99.1    Press release of GrafTech International, Ltd., dated May 1, 2019

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date:	May 1, 2019	By:	/s/ Quinn J. Coburn
Quinn J. Coburn
Chief Financial Officer, Vice President Finance and Treasurer